Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                           CONTROL DATA SYSTEMS, INC.
                                       by
                             CDSI Acquisition Corp.
                          a Wholly-Owned Subsidiary of
                            CDSI Holding Corporation
                                       at
                              $20.25 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 11, 1997, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE SHARES OF COMMON STOCK, $.01 PAR VALUE, OF CONTROL DATA SYSTEMS, INC. (THE "COMPANY") OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 18 OF THE OFFER TO PURCHASE ("CERTAIN CONDITIONS OF THE OFFER").

                                ---------------

THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

Stockholders who desire to tender all or any portion of their Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal, have their signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, mail or deliver it and any other required documents to The Bank of New York (the "Depositary") and either deliver the certificates ("Share Certificates") representing the tendered Shares to the Depositary, or tender such Shares pursuant to the procedures for book-entry transfer set forth under Section 3 of the Offer to Purchase ("Procedure for Tendering Shares") or (ii) request their broker, dealer, bank, trust company or other nominee to effect the transaction for them. Stockholders whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee to tender such Shares.

Stockholders who desire to tender their Shares and whose Share Certificate(s) are not immediately available, or who cannot comply in a timely manner with the procedures for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth under Section 3 of the Offer to Purchase ("Procedure for Tendering Shares").

Questions and requests for assistance may be directed to Georgeson & Company Inc. (the "Information Agent"), or J.P. Morgan Securities Inc. ("JP Morgan" or the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, banks or trust companies.

                                ---------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

                      The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.

              The date of this Offer to Purchase is July 15, 1997.

                                TABLE OF CONTENTS


                                                                          PAGE
                                                                          -----
INTRODUCTION   .........................................................    1

THE OFFER   ............................................................    3
  1. Terms of the Offer ................................................    3
  2. Acceptance for Payment and Payment for Shares .....................    3
  3. Procedure for Tendering Shares ....................................    4
  4. Extension of the Offer Period; Termination; Amendment .............    6
  5. Withdrawal Rights  ................................................    7
  6. Appraisal Rights   ................................................    8
  7. Certain Federal Income Tax Consequences ...........................    9
  8. Price  Range of the  Shares;  Dividend  Policy of the
     Company ...........................................................    9
  9. Effect of the  Offer on the  Market  for the  Shares;
     Nasdaq   National   Market   Listing;   Exchange  Act
     Registration;  Margin  Regulations ................................   10
 10. Source and Amount of Funds  .......................................   11
 11. Certain Information Concerning the Company    .....................   11
 12. Selected Consolidated Financial Data of the Company ...............   12
 13. Certain Information Concerning WCAS VII, WCAS CP III,
     Parent and the Purchaser ..........................................   14
 14. Background of the Offer and the Merger; Contacts with
     the Company .......................................................   16
 15. The Merger Agreement  .............................................   16
 16. Purpose  and  Structure  of the Offer and the Merger;
     Reasons of Parent and the Purchaser for the Offer and
     the Merger ........................................................   22
 17. Plans for the Company After the Offer and the Merger;
     Certain   Effects   of  the  Offer  and  the   Merger .............   22
 18. Certain Conditions of the Offer   .................................   23
 19. Certain Legal Matters .............................................   25
 20. Fees and Expenses  ................................................   27
 21. Miscellaneous   ...................................................   28

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER; GENERAL PARTNERS OF VII PARTNERS; AND MANAGING MEMBERS OF CP III ASSOCIATES

 ANNEX A RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL

To the Holders of Shares of Common
Stock of Control Data Systems, Inc.:

                                  INTRODUCTION

CDSI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of CDSI Holding Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, $.01 par value ("Common Stock"), of Control Data Systems, Inc., a Delaware corporation (the "Company"), at a price of $20.25 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (this Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

The Purchaser and Parent have been organized at the direction of Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), and WCAS Capital Partners III, L.P., a Delaware limited partnership ("WCAS CP III" and, together with WCAS VII, the "Investors") to effect the transactions described herein. WCAS VII and WCAS CP III are investment partnerships affiliated with Welsh, Carson, Anderson & Stowe ("WCAS"), a private equity investment firm specializing in buyouts in the healthcare and information processing industries. The Investors have committed to provide or cause to be provided up to $300 million of cash financing for the Offer and the Merger. See
Section 10 of the Offer to Purchase ("Source and Amount of Funds").

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) (THE "MINIMUM CONDITION"). SEE SECTION 18 OF THE OFFER TO PURCHASE ("CERTAIN CONDITIONS OF THE OFFER").

Tendering   stockholders  will  not  be  obligated  to  pay  brokerage  fees  or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Parent or the Purchaser will pay all fees and expenses of J.P. Morgan Securities Inc. ("JP Morgan"), as Dealer Manager (in such capacity, the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 20 of the Offer to Purchase ("Fees and Expenses").

THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY UNANIMOUS VOTE, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. COWEN & COMPANY HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED JULY 8, 1997, THAT, AS OF THAT DATE, THE FINANCIAL TERMS OF THE OFFER AND THE MERGER ARE FAIR TO THE HOLDERS OF THE COMMON STOCK (OTHER THAN PARENT AND ITS AFFILIATES) FROM A FINANCIAL POINT OF VIEW. SEE SECTION 14 OF THE OFFER TO PURCHASE ("BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH THE COMPANY").

The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

The Company has advised the Purchaser that as of the close of business on July 7, 1997 (i) 12,622,359 Shares were issued and outstanding; (ii) 2,348,123 Shares were held in the treasury of the Company; (iii) 1,688,490 Shares were authorized and reserved for future issuance pursuant to outstanding stock options granted under the Company's 1992 Equity Incentive Plan (the "Company Stock Option Plan"); and (iv) up to 65,000 Shares (depending on the extent of payroll deductions) were authorized and reserved for issuance under the Company's 1992 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"). (The Company Stock Option Plan and the Company Stock Purchase Plan are hereinafter collectively referred to as the "Company Stock Plans".) For purposes of the Offer, in determining the number of Shares outstanding on a "Fully Diluted Basis", there shall be included all Shares actually outstanding plus all Shares issuable upon exercise or conversion or exchange of then outstanding options, warrants and other rights to purchase, or other securities convertible into or exchangeable for, Shares, including options under the Company Stock Plans. As of July 15, 1997, neither the

Purchaser nor Parent owned any Shares. Accordingly, Parent and the Purchaser believe that the Minimum Condition will be satisfied if at least 7,331,683 Shares are validly tendered in the Offer and not withdrawn. See Section 15 of the Offer to Purchase ("The Merger Agreement").

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 8, 1997, by and among Parent, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides that the merger of the Purchaser with and into the Company (the "Merger") will take place as soon as practicable after the satisfaction or waiver, if permissible, of all conditions to the Merger. In the event that Parent and the Purchaser acquire at least 90% of the Shares then outstanding, pursuant to the Offer or otherwise, then, at the election of Parent and the Purchaser, the Merger will take place without a meeting or a vote of the Company's stockholders pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"). However, if, following the consummation of the Offer, Parent and the Purchaser do not own 90% or more of the Shares then outstanding, the Company will hold a special meeting of the stockholders to consider and vote upon approval of the Merger Agreement.

Under the Company's Restated Certificate of Incorporation, as amended (the "Company Certificate") and Section 251 of the DGCL, the Merger Agreement and the Merger must be approved by the holders of a majority of the outstanding Shares. If the Minimum Condition has been satisfied in connection with the Offer, the Purchaser will have sufficient voting power to approve the Merger without the vote of any other stockholder of the Company. Parent and the Purchaser have agreed to vote all Shares beneficially owned by them in favor of the adoption of the Merger Agreement and the Merger. Parent and the Purchaser have been advised by the Company that all directors and executive officers of the Company intend either to tender their Shares in the Offer or to vote in favor of the Merger.

The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any subsidiary of Parent or the Purchaser, Shares held in the treasury of the Company or any subsidiary of the Company or Shares owned or held by stockholders who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL) will be canceled and converted automatically into the right to receive in cash, without interest, an amount equal to the price paid per Share in the Offer (the "Merger Consideration"). The Merger Agreement is more fully described under Section 15 of the Offer to Purchase ("The Merger Agreement").

Pursuant to the Merger Agreement, at the Effective Time, each holder of a then outstanding option under the Company Stock Option Plan shall be entitled to receive in cancellation of such option an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option, subject to applicable withholding taxes, if any. Pursuant to the Merger Agreement, immediately prior to the Effective Time, all options outstanding under the Company Stock Purchase Plan shall become exercisable to the extent of payroll deductions accumulated by participants as of such date, and each participant shall be deemed to have purchased the number of whole Shares subject to the options held by such participant at a per Share price determined pursuant to the provisions of the Company Stock Purchase Plan and shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after the deemed purchase of such Shares. As of the Effective Time, each participant shall receive, for each Share such participant is deemed to have purchased, the Merger Consideration. The Company Stock Plans and all options issued and outstanding thereunder shall terminate effective as of the Effective Time.

No appraisal rights are available in connection with the Offer. However, stockholders will have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 6 of the Offer to Purchase ("Appraisal Rights").

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND THE MERGER. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                    THE OFFER

1. TERMS OF THE OFFER

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the provisions set forth under Section 5 of the Offer to Purchase ("Withdrawal Rights"). The term "Expiration Date" means 12:00 midnight, New York City time, on August 11, 1997, unless and until the Purchaser, subject to the terms and conditions of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 18 of the Offer to Purchase ("Certain Conditions of the Offer"), which sets forth additional conditions to the Offer. If such conditions are not satisfied prior to the Expiration Date, subject to the terms of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to (i) amend the Offer or decline to purchase any of the Shares tendered and terminate the Offer and/or the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the Commission, purchase and pay for all Shares validly tendered or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered until the expiration of the period or periods for which the Offer is extended.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the terms set forth under Section 5 of the Offer to Purchase ("Withdrawal Rights") promptly after the later to occur of (i) the Expiration Date or (ii) the satisfaction or waiver (where permissible) of the terms and conditions set forth under Section 18 of the Offer to Purchase ("Certain Conditions of the Offer"). Any determination concerning the satisfaction or waiver of any such terms and conditions will be within the sole discretion of the Purchaser, which determination will be final and binding on all holders of Shares. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See
Section 1 of the Offer to Purchase ("Terms of the Offer").

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 3 of the Offer to Purchase ("Procedure for Tendering Shares")), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit by the Purchaser of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any other reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 3 of the Offer to Purchase ("Procedure for Tendering Shares"), such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for purchase.

3. PROCEDURE FOR TENDERING SHARES

Valid Tender.

For a stockholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and Share Certificates for tendered Shares must be received by the Depositary at one of such addresses or such Share Certificates must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case on or prior to the Expiration Date or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Book-Entry Delivery.

The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") and the Philadelphia Depositary Trust Company ("PDTC") (DTC and PDTC, each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees.

No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates not validly tendered or not accepted for payment or not purchased are to be issued or returned to a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder(s) appear on the Share Certificates with the signatures on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.

If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered provided that all the following guaranteed delivery procedures are duly complied with:

      (1) such tender is made by or through an Eligible Institution;

      (2) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser; and

      (3) the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of Book-Entry Transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Securities Dealers Automated Quotation National Market (the "Nasdaq National Market") is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof) for such Shares, properly completed and duly executed, with any required signature guarantees, or, in the case of Book-Entry Transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares to any tendering stockholder, regardless of any extension of the Offer or any delay in making such payment.

The Purchaser's acceptance for payment of Shares validly tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares, or with respect to those Shares held by any particular stockholder, whether or not similar conditions, defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, the Purchaser, any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Proxy.

By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints Patrick J. Welsh and Thomas E. McInerney, and each of them individually, the attorneys-in-fact and proxies of the stockholder, each with full power of substitution, to vote in such a manner as each such attorney and proxy or his substitute shall, in his sole discretion, deem proper, and otherwise act (including pursuant to written consent) with respect to all of the Shares tendered by the stockholder which have been accepted for payment by the Purchaser prior to the time of such vote or action (and any Distributions (as defined in the Offer to Purchase)) which the stockholder is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned or postponed meeting) of the Company, or by consent in lieu of such meeting, or otherwise. The power of attorney and proxy will be coupled with an interest in the tendered Shares, will be irrevocable and will be granted in consideration of, and effective upon, the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Such acceptance for payment shall revoke, without further action, any other power of attorney or proxy granted by the stockholder at any time with respect to the Shares and no subsequent powers of attorney or proxies will be given (and if given will be deemed not to be effective) with respect thereto by the stockholder. The Purchaser shall reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser or its designees is able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

Backup Withholding.

In order to avoid backup withholding of Federal income tax on payments of cash pursuant to the Offer, a stockholder tendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described above, under Federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to the Purchaser and the Depositary).
Noncorporate   foreign  stockholders  should  complete  and  sign  a  Form  W-8,
Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. EXTENSION OF OFFER PERIOD; TERMINATION; AMENDMENT

Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer set forth under Section 18 of the Offer to Purchase ("Certain Conditions of the Offer"), to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, including the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 5 of the Offer to Purchase ("Withdrawal Rights"). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

Any termination, amendment, extension or waiver will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcements, the Purchaser will not have any obligations to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service. As used herein, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of the Shares) is delayed in its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer, or the Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 5 of the Offer to Purchase ("Withdrawal Rights"). The ability of the Purchaser to delay the payment for the Shares that the Purchaser has accepted for payment, however, is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

If the Purchaser or Parent make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchaser will, or Parent will cause the Purchaser to, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, or a change in the dealer's advisory fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in a dealer's solicitation fee, a minimum period of ten business days from the date of such change is generally required under the applicable rules and regulations of the Commission to allow for adequate dissemination to stockholders and investor response.

5. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 5 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 15, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn if Share Certificates have been tendered and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth under Section 3 of the Offer to Purchase ("Procedure for Tendering Shares"), any notice of withdrawal must specify the name and number of the account at the appropriate financial institution that is a member of the system of a Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by again following one of the procedures described above under Section 3 of the Offer to Purchase ("Procedure for Tendering Shares") at any time on or prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, the Purchaser, any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

6. APPRAISAL RIGHTS

No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger". In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern", to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than the Merger Consideration. See Annex A attached hereto for a detailed description of appraisal rights under the DGCL, as well as the text of Section 262.

Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Cowen & Company's opinion described in the Company's Schedule 14D-9 filed in connection with the Offer) are not necessarily opinions as to "fair value" under Section 262.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE

FULL TEXT OF SECTION 262 INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE

APPLICABLE PROVISIONS OF THE DGCL.

7. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The summary of Federal income tax consequences set forth below is for general information only and is based on the Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes under the the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income and other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. For Federal income tax purposes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Long-term capital gain of individuals currently is taxed at a maximum rate of 28%. Legislation has been approved by the House Ways and Means Committee and by the Senate Finance Committee which, if enacted, generally would tax the long-term capital gain of individuals at a maximum rate of 20%, effective with respect to transactions occurring on or after May 7, 1997. It is uncertain, however, whether, in what form, and with what effective date such legislation will be enacted.

A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the IRS. See Section 3 of the Offer to Purchase ("Procedure for Tendering Shares").

If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

The receipt of cash by stockholders pursuant to the Merger should result in Federal income tax consequences to such stockholders similar to those described above.

8. PRICE RANGE OF THE SHARES; DIVIDEND POLICY OF THE COMPANY

The Company's common stock is listed and traded principally on the Nasdaq National Market under the symbol CDAT. The following table sets forth for the periods indicated the high and low sale prices of the common stock as reported by the Nasdaq National Market, based on the Company's 1996 Annual Report to Stockholders and other publicly available sources.

                           CONTROL DATA SYSTEMS, INC.

                                                                            HIGH       LOW
                                                                          --------   -------

FISCAL 1995

      Quarter ended March 31, 1995 ....................................    $ 7.25    $ 5.88
      Quarter ended June 30, 1995  ....................................    $10.75    $ 6.63
      Quarter ended September 30, 1995   ..............................    $12.13    $ 8.63
      Quarter ended December 31, 1995 .................................    $21.38    $10.13

FISCAL 1996

      Quarter ended March 31, 1996 ....................................    $26.13    $14.25
      Quarter ended June 30, 1996  ....................................    $27.50    $18.00
      Quarter ended September 30, 1996   ..............................    $24.00    $12.75
      Quarter ended December 31, 1996 .................................    $28.63    $19.13

FISCAL 1997

      Quarter ended March 31, 1997 ....................................    $24.38    $13.50
      Quarter ended June 30, 1997  ....................................    $15.88    $12.75
      Quarter ending September 30, 1997 (through July 14, 1997)  ......    $21.19    $14.63

On July 8, 1997, the last full day of trading prior to the public announcement of the proposed acquisition of the Company by Parent and the Purchaser, according to published sources, the reported closing price of the Shares on the Nasdaq National Market was $15.69 per Share. On July 14, 1997, the last full day of trading before the commencement of the Offer, according to published sources, the reported closing price of the Shares on the Nasdaq National Market was $20.19 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K"), the Company has never paid any cash dividends on its Common Stock.

9. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will reduce the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

Nasdaq National Market Listing.

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. According to the Nasdaq National Market's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be listed on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stabilizing bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in the Nasdaq, and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors. If registration of the Shares is not terminated prior to the Merger, trading of the Shares on the Nasdaq National Market or Nasdaq will be discontinued, and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

The Purchaser has been advised by the Company that as of July 8, 1997, there were approximately 14,500 holders of record of the Shares. The Company has advised Purchaser that it believes that the number of beneficial owners of the Shares as of July 8, 1997 is in excess of 25,000.

Exchange Act Registration.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Margin Regulations.

The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

10. SOURCE AND AMOUNT OF FUNDS

The Purchaser estimates that the total amount of funds required by Parent and the Purchaser to acquire all of the outstanding Shares pursuant to the Offer and the Merger and to pay fees and expenses to be incurred in connection with the successful completion of the Offer and the Merger is approximately $280 million.

Investor Financing.

On July 8, 1997, the Investors delivered to Parent a letter (the "Investors' Commitment Letter") confirming their commitment to provide or cause to be provided up to an aggregate $300 million of financing to Parent, the proceeds of which will be transferred to the Purchaser upon or prior to the consummation of the Offer to the extent necessary to permit the Purchaser to pay for the Shares accepted for payment, and to the Company upon or prior to the consummation of the Merger, to the extent necessary to permit the Company to pay the amounts to be paid to the holders of Shares in the Merger. The obligations of the Investors to provide or cause to be provided such financing to Parent are subject to the satisfaction or waiver of the Minimum Condition and all other conditions to the Offer and the Merger and are subject to maximum amounts of $200 million in the case of WCAS VII and $100 million in the case of WCAS CP III. A copy of the Investors Commitment Letter is attached to this Statement as Exhibit (b)(1) and incorporated herein by reference.

The terms of the Investors' Commitment Letter with respect to the provision of such financing to Parent will be incorporated in a definitive Subscription Agreement (the "Subscription Agreement").

11. CERTAIN INFORMATION CONCERNING THE COMPANY

General.

The following description of the Company's business has been taken from the 1996 10-K.

The Company is a global software and services company dedicated to helping organizations develop the enterprise-wide systems required to create, transmit, access and control business information. With its Rialto brand of directory-enabled software tools and services, the Company is focused on the architecture, implementation and lifetime support of digital commerce and enterprise-wide client-server solutions for business and government.

The Company provides Enterprise Integration software and service solutions that include network design, installation and maintenance; application re-hosting to client-server architectures; the integration of disparate electronic messaging systems; and corporate directory design and implementation. Its Technical Services offerings include hardware and software maintenance services; rapid technology deployment in distributed environments; and customer service hotline support. The Company's Product Design software provides computer-aided design
(CAD) software and services, primarily to the discrete manufacturing industry.

Available Information.

The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers (including their remuneration and stock options granted to them), Shares held by them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York 10048. Copies also may be obtained, by mail, upon payment of the Commission's customary charges by writing to the Commission's principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at [http://www.sec.gov] that contains reports, proxy statements and other information. The information also should be available at the Nasdaq National Market, 1735 K. Street, N.W., Washington, D.C. 20006-1506.

12. SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

The selected consolidated financial data of the Company for the fiscal years ended December 31, 1996, 1995 and 1994 have been taken or derived from the audited consolidated financial statements of the Company and its subsidiaries that are contained in the 1996 10-K and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Commission. The selected consolidated financial data of the Company for the three months ended March 31, 1997 and 1996 have been taken or derived from the unaudited consolidated financial statements of the Company and its subsidiaries that are contained in the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and 1996, as filed with the Commission. More comprehensive financial data concerning the Company and its subsidiaries are contained in the reports filed by the Company with the Commission and the financial data below are qualified by reference to such reports and all of the financial statements and related notes contained therein. Such reports may be obtained from the offices of the Commission and are available as described in Section 11 of the Offer to Purchase ("Certain Information Concerning the Company").

                          CONTROL DATA SYSTEMS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            THREE MONTHS
                                                          ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                                                       ----------------------   --------------------------------------
                                                            (UNAUDITED)

                                                          1997         1996        1996         1995        1994
                                                       ----------   ---------   ----------   ---------- ------------
OPERATING DATA:
Revenues  ..........................................     $ 60,953   $ 78,254    $305,696     $454,815     $  524,227
Cost of revenues   .................................       39,800     52,588     201,369      330,380        382,528
Operating expenses .................................       21,625     24,669      99,343      122,720        238,732
                                                          --------  --------    --------    ---------     ----------
 Earnings (loss) from operations  ..................         (472)       997       4,984        1,715        (97,033)
Nonoperating income, net ...........................       17,372      2,281      12,094        8,353          3,630
                                                          --------  --------    --------    ---------     ----------
 Earnings (loss) before income taxes ...............       16,900      3,278      17,078       10,068        (93,403)
Provision for income taxes  ........................          300        400       1,100        1,200          1,000
                                                          --------  --------    --------    ---------     ----------
 Net earnings (loss)  ..............................     $ 16,600   $  2,878    $ 15,978     $  8,868     $  (94,403)
                                                          ========  ========    ========    =========     ==========
INCOME PER COMMON SHARE INFORMATION:
Primary earnings (loss) per common share and common

 share equivalents .................................     $   1.19   $   0.20    $   1.09     $   0.67     $    (6.87)
Fully diluted earnings (loss) per common share and
 common share equivalents   ........................     $   1.19   $   0.20    $   1.09     $   0.62     $    (6.87)


                                                            AT MARCH 31,                AT DECEMBER 31,
                                                        ---------------------   --------------------------------
                                                             (UNAUDITED)

                                                          1997        1996        1996        1995          1994
                                                        ---------   ---------   ---------   ---------     --------
BALANCE SHEET DATA:

 Cash and short-term investments  ..................    $  94,655   $ 79,475    $ 84,610     $ 84,034     $   85,415
 Total assets   ....................................      216,786    218,012     220,297      227,485        300,568
 Working capital   .................................      107,494    102,140     110,791       98,715         93,341
 Stockholders' equity ..............................      110,765     88,798     109,020       83,498         82,306

Certain Company Projections.

In the ordinary course of the Company's business planning and budgeting process, the Company's management develops and presents to the Company Board projections of the future performance of the Company. The Company provided WCAS with projected results of operations derived from its current business plan for the 1997-1999 years. These results were not represented to WCAS as expected results of operations, but rather as financial models for management's planning decisions.

THE PROJECTIONS SET FORTH BELOW WERE DEVELOPED FOR PLANNING PURPOSES ONLY, ARE NOT TO BE REGARDED AS FACTS AND SHOULD NOT BE RELIED UPON AS ACCURATE
REPRESENTATIONS OF FUTURE RESULTS. SUCH PROJECTIONS ARE BASED ON NUMEROUS ESTIMATES AND ASSUMPTIONS WHICH THEMSELVES ARE BASED UPON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND PARENT'S, THE PURCHASER'S AND THE COMPANY'S CONTROL. THEY ARE INHERENTLY IMPRECISE AND THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS CAN BE REALIZED.

THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE PROJECTIONS WERE NOT PREPARED IN CONTEMPLATION OF THE OFFER OR THE MERGER AND, THEREFORE, DO NOT REFLECT ANY BENEFITS OR COSTS THAT COULD RESULT AS A CONSEQUENCE OF CONSUMMATION OF THE OFFER OR THE MERGER. NONE OF THE COMPANY, PARENT NOR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. THE INCLUSION OF THE PROJECTIONS SET FORTH BELOW SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT OR THE PURCHASER OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLYING WITH PUBLISHED GUIDELINES OF THE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON THEM.

The projected business plan results are set forth below for each of the Company's three principal product and services groups.


                                                           YEAR ENDING DECEMBER 31,

                                                    ---------------------------------------
                                                      1997          1998          1999
                                                    -----------   -----------   -----------
                                                               ($ IN THOUSANDS)


REVENUES

Enterprise Integration Services   ...............     $  175.8      $  216.3      $  274.1
Product Design and Information Services .........         39.7          41.8          44.6
Technical Services ..............................         69.4          64.2          59.5
                                                       --------      --------      --------
Total  ..........................................     $  284.8      $  322.3      $  378.2
                                                       ========      ========      ========
EARNINGS BEFORE INTEREST AND TAXES (EBIT)

Enterprise Integration Services   ...............     $    5.6      $   20.4      $   38.7
Product Design and Information Services .........          7.0           7.5           8.8
Technical Services ..............................         17.1          15.9          13.9
Selling, General and Administrative Costs  ......        (17.1)        (18.0)        (18.9)
                                                       --------      --------      --------
Consolidated EBIT  ..............................     $   12.6      $   25.8      $   42.5
                                                       ========      ========      ========

Parent believes that the foregoing projections are based upon certain assumptions and estimates that are subject to considerable uncertainty. The Purchaser did not rely on the Company's projections in formulating its bid for the Company.

The Company's business plan was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent and the Purchaser. None of Parent, the Purchaser, the Investors, the Dealer Manager or the Company assumes any responsibility for the accuracy of such information.

13. CERTAIN  INFORMATION  CONCERNING  WCAS  VII,  WCAS  CP  III,  PARENT AND THE
     PURCHASER

WCAS VII and WCAS CP III.

WCAS VII and WCAS CP III are Delaware limited partnerships principally engaged in the business of investing in and acquiring companies in the healthcare and information processing industries. The sole general partners of WCAS VII and WCAS CP III are, respectively, WCAS VII Partners, L.P., a Delaware limited partnership ("VII Partners"), and WCAS CP III Associates L.L.C., a Delaware limited liability company ("CP III Associates"). The business addresses of WCAS VII, WCAS CP III, VII Partners and CP III Associates are c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, N.Y. 10022. WCAS CP III is a newly organized limited partnership and it is contemplated that its investment in Parent will be its initial investment.

Parent.

Parent is a newly formed Delaware corporation organized at the direction of WCAS VII and WCAS CP III in connection with the Offer and the Merger. The address of Parent is 1013 Centre Road, Wilmington, Delaware 19805. Currently, WCAS VII owns all of the issued and outstanding common stock of Parent. Until the first acceptance for payment of Shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities (other than those arising under the Merger Agreement and the Subscription Agreement or in connection with the transactions contemplated thereby) or engage in any other activities than those incident to its formation and capitalization, the Offer, the Merger Agreement, the Merger and the Subscription Agreement.

Parent is now, and after the consummation of the Offer and the Merger will be, a privately held company. The directors and executive officers of Parent are Patrick J. Welsh (Chairman), Thomas E. McInerney (President), and Rudolph E. Rupert (Vice President, Secretary and Treasurer).

The Purchaser.

The Purchaser is a newly formed Delaware corporation organized at the direction of Parent in connection with the Offer and the Merger. The address of the Purchaser is 1013 Centre Road, Wilmington, Delaware 19805. Until the first acceptance for payment of Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities (other than those arising under the Merger Agreement or in connection with the transactions contemplated thereby) or engage in any activities other than those incident to its formation and capitalization, the Subscription Agreement, the Offer, the Merger Agreement and the Merger. As of the date of this Offer to Purchase, the authorized capital stock of the Purchaser consists of 1,000 shares of common stock, all of which are issued and outstanding and owned by Parent.

The directors and executive officers of the Purchaser are Patrick J. Welsh (Chairman), Thomas E. McInerney (President), and Rudolph E. Rupert (Vice President, Secretary and Treasurer).

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each executive officer and director of Parent and the Purchaser, and of each general partner of VII
Partners  and  each  managing  member  of CP III  Associates,  are set  forth in
Schedule I hereto.

Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser nor, to the best knowledge of Parent and the Purchaser, any person named in
Schedule I hereto, or any associate or majority-owned subsidiary of any of the foregoing or of any person so listed, beneficially owns or has a right to acquire any equity securities of the Company, nor, except as set forth in this Offer to Purchase, the Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser or any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, effected any transactions in the equity securities of the Company during the past 60 days.

Except as described in this Offer to Purchase, neither Parent or the Purchaser nor, to the best knowledge of Parent and the Purchaser, any person named in
Schedule I hereto, has any present or proposed contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent and the Purchaser or, to the best knowledge of Parent and the Purchaser, any person named in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as set forth herein, neither of Parent nor the Purchaser nor, to the best knowledge of Parent and the Purchaser any persons named in Schedule I hereto, has had any business relationships or has entered into any transactions with the Company or any of its executive officers, directors or has entered into any transactions with the Company or any of its executive officers, directors or affiliates which are required to be disclosed pursuant to the rules and regulations of the Commission.

14. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

In November 1995, WCAS met with representatives of the Company's management concerning the possibility of an acquisition of the Company by one of the WCAS managed funds. On November 1, 1995, the Company and WCAS VII entered into a Confidentiality Agreement. Thereafter, representatives of WCAS met with representatives of the Company and the Company provided WCAS with certain business and financial information concerning the Company.

In December 1995, WCAS notified the Company orally that it was not interested in pursuing an acquisition of the Company.

In March 1997, representatives of WCAS requested that the Company update the business and financial information they had been provided earlier. In April 1997, Messrs. James E. Ousley, President and Chief Executive Officer of the Company, and W. Douglas Hajjar, Chairman of the Board of the Company, met with Messrs. Patrick J. Welsh, Thomas E. McInerney and Rudolph E. Rupert of WCAS to discuss strategic plans and alternatives for the Company.

On May 21, 1997, representatives of WCAS again met with Messrs. Ousley and Hajjar to discuss the possibility of WCAS purchasing the Company. After that discussion, the Company provided the additional information WCAS had requested. Subsequent to this meeting, the Company provided WCAS with background information on technology and product development.

On June 11 and 12, 1997, WCAS reviewed with the Company various marketing, technology and financial matters. The Company also gave WCAS permission to contact selected customers.

On June 16, 1997, WCAS and its financial advisors commenced their due diligence review of the Company and its subsidiaries. On June 18, 1997, in connection with such review, Mr. Rudolph E. Rupert of WCAS met with selected representatives of the Company's European subsidiaries. From June 26 through July 8, 1997, the parties negotiated documentation for the contemplated transactions.

On July 8, 1997, discussions were held among representatives of WCAS and the Company, regarding the price at which WCAS would be willing to acquire the Shares. The purchase price of $20.25 per Share, in cash was presented to the Company Board on behalf of the Purchaser in the early evening of July 8, 1997. Following such discussions, Cowen & Company delivered its opinion to the Company Board that, as of such date, the financial terms of the Offer and the Merger were fair to the stockholders of the Company (other than Parent and its affiliates) from a financial point of view as of the date of such opinion. Late in the evening of July 8, 1997, the Company Board and the Boards of Directors of Parent and the Purchaser each unanimously approved the Merger Agreement and the other transactions contemplated thereby. Following such approvals, the Merger Agreement was executed and delivered and the transaction was publicly announced before the financial markets in the U.S. opened on July 9, 1997.

15. THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, a copy of which appears as Exhibit (c)(1) to the Schedule 14D-1 filed by the Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

The Offer.

The Offer has been commenced pursuant to the Merger Agreement. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition, expiration or termination of all waiting periods imposed by the HSR Act and certain other conditions that are described in Section 18 of the Offer to Purchase ("Certain Conditions of the Offer"). The Purchaser has agreed not to change the form of consideration to be paid pursuant to the Offer, decrease the price per Share of the Offer or the number of Shares sought in the Offer or impose any condition to the Offer in addition to those described in Section 18 of the Offer to Purchase ("Certain Conditions of the Offer"), but may waive any of the conditions to the Offer or change any of the other terms or conditions of the Offer in its sole discretion.

Initially, the Offer will expire twenty (20) business days after it is commenced. The Purchaser has agreed, subject to the terms and conditions of the Offer, to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer. If all conditions of the Offer have not been satisfied or, to the extent permitted, waived by the Purchaser as of any scheduled expiration date, the Purchaser may, or if required to do so by law, will, extend the Offer from time to time.

Parent has been advised by the Company that all of the Company's directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger.

Directors.

The Merger Agreement provides that, effective upon the acceptance for payment by the Purchaser of a majority of the outstanding Shares pursuant to the Offer (and deposit with the Depositary of funds sufficient to make payment therefor), the Purchaser has the right to designate such number of directors, rounded up to the next whole number, on the Company Board as equals the product of (i) the number of directors on the Company Board (after giving affect to any required increase in the size of the Company Board) and (ii) the percentage that the number of Shares owned by the Purchaser (including Shares accepted for payment for which deposit has been made as aforesaid) bears to the total number of Shares then outstanding. The Company has agreed, subject to Section 14(f) of the Exchange Act, to take all action necessary to cause such designees to be elected or appointed to the Company Board and the board of directors of each subsidiary of the Company, either by increasing the size of the Company Board (or the size of the boards of directors of such subsidiaries) or securing the resignations of such number of directors as is necessary to provide the Purchaser with such level of representation. The Company has further agreed to use its best efforts to cause individuals designated by the Purchaser to constitute the same percentage as they represent on the Company Board, on each committee of the Company Board and of the board of each subsidiary of the Company. Notwithstanding the foregoing, at all times prior to the Effective Time of the Merger at least two directors on the Company Board will be directors in office as of the date of the Merger Agreement who are not employees of the Company or any of its subsidiaries or affiliates of Parent or the Purchaser ("Continuing Directors").

In connection with the foregoing, the Purchaser has provided the Company with information concerning Messrs. Patrick J. Welsh, Thomas E. McInerney and Rudolph
E. Rupert for inclusion in the Company's Schedule 14D-9 filed in connection with the Offer.

The Merger.

The Merger Agreement provides that as soon as practicable after the satisfaction or waiver (if permissible) of the conditions to the Merger and in accordance with the relevant provisions of the DGCL, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly-owned subsidiary of Parent.

Conversion of Securities.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of the Company, or any subsidiary of the Company and other than Shares held by stockholders who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL) will be canceled and converted at the Effective Time into the right to receive the Merger Consideration.

The Purchaser or the designated paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that the Purchaser or the paying agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any other applicable law.

Pursuant to the Merger Agreement, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become at the Effective Time one share of common stock of the Surviving Corporation.

The Merger Agreement provides for the acceleration of the vesting of all unvested stock options outstanding under the Company Stock Option Plan so that each holder of an option thereunder will be entitled to receive from the Company, as of the Effective Time, for each Share subject to such option, an amount in cash in cancellation of such option equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option, subject to applicable withholding, if any.

The Merger Agreement further provides that all options outstanding under the Company Stock Purchase Plan immediately prior to the Effective Time shall become exercisable to the extent of payroll deductions accumulated by participants as of such date, and that each participant thereunder shall be deemed to have purchased that number of whole Shares subject to the options held by such participant at a per Share price determined pursuant to the provisions of such Plan and shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after the deemed purchase of such Shares. As of the Effective Time, each participant under such Plan shall receive, for each Share such participant is deemed to have purchased thereunder, the Merger Consideration. All such payments are subject to applicable withholding taxes, if any.

The Company Stock Plans and all options issued and outstanding thereunder will terminate effective as of the Effective Time.

Directors and Officers; Certificate of Incorporation and By-laws.

The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until their respective successors are duly elected and qualified. The Merger Agreement provides that, at the Effective Time, the certificate of incorporation and By-laws of the Purchaser will become the certificate of incorporation and By-laws of the Surviving Corporation.

Approvals Required under the DGCL and the Company Certificate.

Pursuant to the DGCL and the Company Certificate, the affirmative vote of a majority of the outstanding Shares entitled to vote thereon is required to adopt the Merger Agreement and approve the Merger.

Representations and Warranties.

The Merger Agreement contains various customary representations and warranties of the parties thereto including, among others, representations by the Company, Parent and the Purchaser as to corporate status and the enforceability of the Merger Agreement against each such party and by the Company as to its capitalization, compliance with law, the accuracy of financial statements and filings with the Commission and the absence of certain material adverse changes or events concerning the Company's business from December 31, 1996 to the date of the Merger Agreement.

Stockholders' Meeting.

The Merger Agreement provides that the Company will take all action necessary to call, give notice of and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the approval and adoption of the Merger Agreement and the Merger as soon as reasonably practicable following the acquisition by the Purchaser of a majority of the outstanding Shares (on a fully diluted basis). Parent and the Purchaser have agreed to vote at the Stockholders' Meeting all Shares owned or acquired pursuant to the Offer or otherwise by them or any of their affiliates in favor of the Merger. In the event that the Purchaser acquires such number of Shares as constitutes at least 90% of the outstanding Shares, the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

The Merger Agreement provides that, in connection with the Stockholders' Meeting, the Company will file a proxy statement with the Commission under the Exchange Act (the "Proxy Statement"), and cause the definitive Proxy Statement to be delivered to stockholders promptly following review by the Commission. The Company has agreed not to distribute the Proxy Statement and each amendment and supplement thereto without the prior consent of Parent and its counsel. Parent and the Purchaser have agreed to cooperate fully with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Company has agreed to use its best efforts to have the Proxy Statement cleared by the Commission and shall cause a definitive Proxy Statement to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

Conduct of the Company's Business.

In the Merger Agreement, the Company has agreed to conduct the business of the Company and its subsidiaries only in the ordinary course of business and consistent with past practice. In particular, the Company has covenanted, among other things, not to do any of the following prior to the Effective Time: (i) sell, pledge, dispose of or encumber (or permit any subsidiary of the Company to sell, pledge, dispose of or encumber) any assets of the Company or any subsidiary of the Company, except inventory and immaterial assets in the ordinary course of business; (ii) amend or propose to amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned subsidiary of the Company); (iv) redeem, purchase, acquire or offer to acquire (or permit any subsidiary of the Company to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (vi) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Option Plan or the Company Stock Purchase Plan (except in respect of outstanding options under such Plans), or otherwise; (vii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned subsidiary of the Company); (viii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $3,000,000 in the aggregate; (ix) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (x) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business; (xi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator; (xii) grant any increase in the salary or other compensation of its employees except (A) pursuant to the terms of employment agreements in effect on the date of the Merger Agreement and previously disclosed to Parent and (B) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice; (xiii) grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any subsidiary of the Company; or (xiv) with certain exceptions, adopt or amend in any respect, any welfare or benefit plan or arrangement for directors, officers or employees.

Notification of Certain Matters.

The Company and Parent are each obligated under the Merger Agreement to give the other prompt notice of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date thereof to the Effective Time and
(ii) any material failure of the Company, Parent or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Indemnification and Insurance.

The Merger Agreement provides for the survival beyond the Merger, for a period of not less than six years from the Effective Time, of all rights to indemnification and exculpation from liability set forth in the Company Certificate and By-laws as in effect on the date of the Merger Agreement. During such period, such provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company ("Indemnified Parties") unless such modification is required by law. Parent has agreed to guarantee the performance of the Company's obligations under the existing indemnification agreements with the Company's directors and officers.

In addition, pursuant to the Merger Agreement, Parent has agreed to cause the Surviving Corporation, for a period of two years after the expiration date of the Company's current policy, to maintain officers' and directors' liability insurance covering those Indemnified Parties who are currently covered by the Company's directors' and officers' liability insurance policy, on terms that are no less favorable to such Indemnified Parties than the terms of such current coverage. The Surviving Corporation is not obligated to expend in any one year an amount in excess of 150% of the annual premiums currently payable by the Company for such insurance.

Further Assurances.

Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each of the parties thereto has agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. The foregoing does not obligate Parent or the Company to make or agree to any divestiture of a significant asset in order to obtain any waiver, consent or approval.

Publicity.

Under the Merger Agreement, Parent and the Company have agreed, subject to the requirements of law, not to issue any press release or make any other public announcement concerning the Merger Agreement or the related transactions without the prior consent of the other party.

Conditions to the Merger.

Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company; (ii) any waiting period under the HSR Act shall have expired or earlier terminated; (iii) no preliminary or permanent injunction or other order, decree or ruling shall be in effect that would restrain the effective operation of the business of the Company and its subsidiaries from and after the Effective Time, and (iv) no proceeding challenging the Merger Agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending. The obligations of Parent and the Purchaser to effect the Merger are also subject to the Purchaser having purchased Shares pursuant to the Offer.

Inquiries and Negotiations.

Until termination of the Merger Agreement, neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees, representatives or other agents, may, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to the fiduciary duties of the Company Board as advised by counsel, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any merger, consolidation, sale of any substantial subsidiary or division that is material to the business of the Company and its subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being defined in the Merger Agreement as "Alternative Transactions"). The Company has agreed to notify Parent immediately if any proposal, offer, inquiry or other contact is received by or continued with, the Company in respect of any such transaction, and, in any such notice, to indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter must keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company is required to give Parent no less than two business days' notice prior to the execution of a definitive agreement with respect to an Alternative Transaction and two days' notice (or the longest legally permissible notice, if less than two days) of any public announcement relating to any Alternative Transaction.

Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company is required to obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement. The Company is prohibited from releasing any Third Party from, or waiving any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party. As of the date of the Merger Agreement, the Company was required to cease, and cause its subsidiaries and the officers, directors, employees, representatives and other agents of the Company and its subsidiaries to cease, all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties.

Termination; Fees and Expenses.

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval thereof by the stockholders of the Company:

      (i) by mutual action of the Boards of Directors of Parent and the Company;

      (ii) by either Parent or the Company, if the Offer shall not have been consummated on or before the close of business on October 31, 1997, or the Merger shall not have been effected on or prior to the close of business on December 31, 1997; unless, in either case, such event has been caused by the breach of the Merger Agreement by the party seeking such termination.

      (iii) by Parent if (1) the conditions to Parent's obligation to consummate the Merger shall not have been complied with or performed in any material respect prior to December 31, 1997; (2) the Offer is terminated or expires without the purchase of any Shares thereunder, unless such termination or expiration has been caused by the failure of Parent or the Purchaser to perform in any material respect its obligations under the Merger Agreement and the Offer; (3) the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Parent and the Purchaser its approval or recommendation of the Offer and the Merger or approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction; or (4) Cowen & Company shall have withdrawn its opinion at any time prior to the earlier of (A) acceptance for payment of Shares by the Purchaser under the Offer and (B) the Effective Time; or

      (iv) by the Company if (1) the conditions to the Company's obligation to consummate the Merger shall not have been complied with or performed in any material respect prior to December 31, 1997; or (2) prior to the earlier of
   (x) the acceptance for payment of Shares by the Purchaser under the Offer and
   (y) stockholder approval of the Merger Agreement and the Merger, the Company shall enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer which, in either case, the Company Board believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement, provided, that all amounts payable upon the occurrence of a "Payment Event" (as defined) shall have been paid prior to such termination (except that amounts due in respect of expenses may be paid after termination, as soon as practicable after the delivery to the Company of required documentation).

If the Merger Agreement is terminated due to a "Payment Event", the Company will be required to pay to Parent, within two business days following such Payment Event, (i) a fee of $8,200,000 in cash, plus (ii) all reasonable and documented out-of-pocket costs and expenses of Parent and the Purchaser, including without limitation fees and expenses of counsel, accountants, investment bankers and other advisors and printing expenses. In the event that the Merger Agreement is terminated for any other reason, and the Company shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained in the Merger Agreement, the Company shall pay to Parent, within two business days following such termination, the costs and expenses referred to in clause (ii) of the preceding sentence, except that such costs and expenses will not be payable if Parent or the Purchase has breached any of its covenants or agreements in any material respect.

The Merger Agreement defines a "Payment Event" as (i) the termination of the Merger Agreement by Parent for the reasons described in clause (iii)(3) or clause (iii)(4) above; (ii) the termination of the Merger Agreement by the Company for the reasons described in clause (iv)(2) above; or (iii) the occurrence of any of the following events within 6 months of the date of termination of the Merger Agreement (except in the event of termination due to Parent's or the Purchaser's breach of any of its covenants or agreements in any material respect), whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $20.90 per Share: (w) the Company is acquired by merger or otherwise by a Third Party; (x) a Third Party acquires more than 50% of the total assets of the Company and the subsidiaries of the Company, taken as a whole; (y) a Third Party acquires more than 50% of the outstanding Shares; or
(z) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the assets of the Company and its subsidiaries, taken as a whole.

If the Company fails to promptly pay any amounts owed to Parent or the Purchaser under the foregoing provisions of the Merger Agreement, and Parent and/or the Purchaser sue the Company for such amounts and obtain a judgment against the Company, the Company must also pay Parent's and the Purchaser's costs and expenses in connection with such litigation. However, in any suit over the reasonableness and/or documentation of reimbursed expenses, each party will bear its own expenses.

Except as set forth above, in the event that the transactions contemplated by the Merger Agreement are not consummated, neither the Company, on the one hand, nor Parent and the Purchaser, on the other hand, shall have any obligation to pay any of the fees and expenses of the other.

In the event that the transactions contemplated by the Merger Agreement are consummated, Parent shall pay all of the fees and expenses of the Company incident to the negotiation, preparation and execution of the Merger Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors, as well as the fees and expenses incurred by Parent and the Purchaser.

Amendment.

The Merger Agreement may be amended or supplemented at any time before or after its approval and adoption by the stockholders of the Company by action of the respective Boards of Directors of the Company, Parent and the Purchaser, without action by the stockholders thereof, except that after approval and adoption of the Merger Agreement by the Company's stockholders, no such amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive at the Effective Time pursuant to the Merger Agreement.

16. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT AND THE PURCHASER FOR THE OFFER AND THE MERGER

Purpose and Structure.

The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest in the Company held by stockholders of the Company from such stockholders to Parent and to provide the stockholders of the Company with cash for all their Shares.

Under the DGCL if, following consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after consummation of the Offer without a meeting of the Company's stockholders.

In the Merger Agreement, the Company has agreed promptly after the commencement of the Offer to take all action necessary to convene a special meeting of its stockholders for the purpose of considering and taking action on the Merger Agreement and the Merger and the transactions contemplated thereby. If, following consummation of the Offer, a vote of the Company's stockholders is required under the DGCL to approve the Merger, it is possible that a significantly longer period of time will be required to effect the Merger. See
Section 18 of the Offer to Purchase ("Certain Conditions of the Offer").

17. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER

Pursuant to the Merger Agreement, promptly upon completion of the Offer, Parent and the Purchaser intend to effect the Merger in accordance with the terms of the Merger Agreement. See Section 15 of the Offer to Purchase ("The Merger Agreement").

Parent's management has begun, and intends to continue, a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable in order best to organize and integrate the activities of the Company and Parent. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments or that would be desirable to permit Parent to manage the Company. The Merger Agreement provides that, promptly after the purchase by the Purchaser of at least a majority of the outstanding Shares, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and that the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time.

Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

The Shares are currently traded on the Nasdaq National Market. See Section 8 of the Offer to Purchase ("Price Range of the Shares; Dividend Policy of the Company"). Following the consummation of the Merger, the Shares will no longer be included in the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See Section 9 of the Offer to Purchase ("Effect of the Offer on the Market for the Shares; Nasdaq National Market Listing; Exchange Act Registration; Margin Regulations"). It is expected that if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

18. CERTAIN CONDITIONS OF THE OFFER

The Purchaser is not required to accept for payment, purchase or pay for any Shares tendered pursuant to the Offer and may terminate the Offer as to any Shares not then accepted for payment, or may delay the acceptance for payment of or payment for Shares tendered, if (1) prior to the expiration date of the Offer
(A) the number of Shares validly tendered and not withdrawn, together with any Shares then owned by the Purchaser, shall not satisfy the Minimum Condition, or
(B) the applicable waiting period under the HSR Act shall not have expired or been terminated; or (2) at any time after July 8, 1997, and prior to acceptance for payment of or payment for Shares, any of the following conditions exist:

      (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by the Purchaser or the consummation by the Purchaser or Parent of the Merger, or seeking to obtain material damages relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or the Purchaser's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates, (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders,
   (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, (v) prohibiting the financing of the Offer, or (vi) that otherwise would reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole; or

      (b) there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any court, government or governmental authority or agency (other than the application of the waiting period provisions of the HSR Act to the Offer, the acceptance for payment of or payment for any Shares or the Merger), that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

      (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries or affiliates that have had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or Parent and the Purchaser shall have become aware of any facts that have had or are reasonably likely to have such a material adverse effect; or

      (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 15%, measured from July 8, 1997, (iii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States or having a significant adverse effect on the functioning of the financial markets in the United States, or (v) in the case of any of the foregoing existing at the time of execution of the Merger Agreement, a material acceleration or worsening thereof; or

      (e) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that (i) any Third Party shall have acquired beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to the date of the Merger Agreement, (ii) any Third Party that, prior to the date of the Merger Agreement, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting an additional 5% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting and additional 5% or more of any such class or series, or (iii) any Third Party shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

      (f) the Company shall have breached or failed to perform in any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true when made, or at any time prior to consummation of the Offer, as if made at and as of such time, provided that representations and warranties made as of a particular date need be true only as of such date (for the purpose of this paragraph (f), representations and warranties of the Company that are expressly qualified by a materiality qualification shall be true and correct subject to such materiality qualification, and all other representations and warranties shall be true and correct in all material respects); and in any such case, such breach, failure or untruth would reasonably be expected to materially influence the investment decision of a reasonable purchaser of the all or a substantial portion of the Company's outstanding securities; or

      (g) all consents, approvals, licenses, certificates, accreditations, authorizations or orders of any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement and for the Surviving Corporation and its subsidiaries to conduct business in substantially the manner conducted by the Company and its subsidiaries as of the date of the Merger Agreement, shall not have been obtained, except for any of the same, the failure to obtain which would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, after giving effect to the transactions contemplated by the Merger Agreement; or

      (h) the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer; or

      (i) all members of the Board of Directors of the Company, other than two Continuing Directors, shall not have resigned, effective upon and subject only to the acceptance for payment by the Purchaser of, and deposit by the Purchaser with the depositary for the Offer of funds sufficient to make payment for, a majority of the outstanding Shares pursuant to the Offer, or the Board of Directors of the Company shall not have elected, effective upon and subject only to such acceptance and deposit, at least three individuals designated by Parent as directors of the Company, effective upon such consummation, which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted or waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

19. CERTAIN LEGAL MATTERS

General.

Except as described in this section, based on its review of publicly available filings of the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and/or the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by or with any domestic, foreign, or international government authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (and/or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this section, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be divested of if such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to decline to accept for payment or pay for any Shares tendered. The Purchaser's obligations to accept for payment or pay for the Shares tendered pursuant to the Offer is subject to the certain conditions set forth in this Offer, including the conditions set forth above in this paragraph and with respect to litigation and governmental action as contemplated herein. See Section 18 of the Offer to Purchase ("Certain Conditions of the Offer").

State Takeover Laws.

The Company is incorporated under the laws of the State of Delaware. In general,
Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Since the Company Board has approved the Offer and the Merger, Section 203 is inapplicable to this transaction.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar V. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Purchaser has not currently complied with any state takeover statute or regulation (except pursuant to Minnesota Statutes Chapter 80B). The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. See Section 18 of the Offer to Purchase ("Certain Conditions of the Offer").

Antitrust.

The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

Parent and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 18 of the Offer to Purchase ("Certain Conditions of the Offer").

As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until thirty days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer or the thirty-day period is earlier terminated by the Antitrust Division and the FTC. Within such thirty-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until twenty days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 18 of the Offer to Purchase ("Certain Conditions of the Offer") for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Foreign Antitrust Approvals

The Purchaser has been advised that certain filing obligations and review procedures exist in certain other jurisdictions in which the Company and its subsidiaries own property or conduct business, including Germany and possibly others.

Under the German Act Against Restraints of Competition, certain acquisition transactions may not be consummated unless certain information has been filed with the German Federal Cartel Office (the "Cartel Office") and the Cartel Office has either issued a clearance letter or certain waiting period requirements have been satisfied. Purchaser expects to file a Pre-Merger Notification with the Cartel Office as soon as possible after the commencement of the Offer and the normal waiting period will expire one month from the date of such filing, or may be extended by the Cartel Office for a total of four months after the filing. The Purchaser intends to request early termination of the waiting period, but there can be no assurance that such request will be granted. If the waiting period has not expired or been terminated prior to the satisfaction or waiver (if permissible) of all other conditions to the Offer, the Purchaser may, at its option, elect to purchase and pay for the Shares tendered nothwithstanding the pendency of the waiting period, postpone acceptance for payment and payment for the Shares until such time as the waiting period has expired or permit the Offer the expire without acceptance for payment of any Shares. At the present time, the Purchaser has not made any determination as to which of the alternatives it would exercise if such a situation were to arise.

Should Parent or the Purchaser become aware of other filings in or consents of foreign jurisdictions that are necessitated by the Merger Agreement, it will review such requirements at the time and take such action as it deems appropriate.

Federal Reserve Board Regulations.

Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the collateral securing the credit (currently 50% of the current market value of the margin stock securing the credit). The acquisition of the Shares pursuant to the Offer will be structured so as to be in compliance with the Margin Regulations.

20. FEES AND EXPENSES

JP Morgan is acting as Dealer Manager in connection with the Offer and has acted as financial adviser to Parent and the Purchaser in connection with the acquisition of the Company. Parent has agreed to pay JP Morgan, for its services, a fee of $1,000,000 upon consummation of the Offer for acting as Dealer Manager of the Offer and for its financial advisory services. Parent has also agreed to reimburse JP Morgan for its reasonable out-of-pocket expenses, including the fees and disbursements of its legal counsel, in connection with the Offer, and to indemnify it against certain liabilities and liabilities under the federal securities laws. In addition, WCA Management Corporation, an affiliate of WCAS, will be paid a fee of $1.5 million for its services in connection with the Merger.

The Purchaser and Parent have retained Georgeson & Company Inc. to be the Information Agent and The Bank of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $7,500 and will also be reimbursed for certain expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer, except as set forth above.

21. MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by JP Morgan or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, in connection with the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. The Company's Schedule 14D-9 is being distributed to stockholders of the Company with this Offer to Purchase. The Schedule 14D-1 of Parent and the Purchaser and the Schedule 14D-9 of the Company, and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission and Nasdaq National Market in the manner set forth under Section 10 of the Offer to Purchase ("Certain Information Concerning the Company") (except that they will not be available at the regional offices of the Commission).

                            CDSI HOLDING CORPORATION
                             CDSI ACQUISITION CORP.

                                 JULY 15, 1997

                                                                     SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
               OF PARENT AND THE PURCHASER; GENERAL PARTNERS OF
            VII PARTNERS; AND MANAGING MEMBERS OF CP III ASSOCIATES

The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name and business address of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of Parent and the Purchaser and of each general partner or managing member of VII Partners and CP III Associates. Each such person is a citizen of the United States. The business address of each such person is 320 Park Avenue, Suite 2500, New York, New York 10022.


                              PRINCIPAL OCCUPATION OR
                              EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS     EMPLOYMENT HISTORY
---------------------------   ------------------------------------------------------------

Patrick J. Welsh  .........   Chairman and  director of each of Parent and the  Purchaser.
                              General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates.

Thomas E. McInerney  ......   President and director of each of Parent and the  Purchaser.
                              General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates.

Rudolph E. Rupert .........   Vice  President,  Secretary and  Treasurer,  and director of each of Parent and the  Purchaser.  Vice  President of WCAS.
                              Associate,  General  Atlantic  Partners,  L.L.P.,  a private
                              investment   group  focused  on  software  and   information
                              technology, from September, 1994 to March, 1997. Consultant,
                              Onex  Investment  Corp.,  a  public  holding  company,  from
                              February,  1993 to  September  1994  and  Associate,  Lazard
                              Freres, an investment bank, from January, 1987, to May 1992.

Russell L. Carson .........   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates.

Bruce K. Anderson .........   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates.

Richard H. Stowe  .........   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates.

Andrew M. Paul ............   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates.

Laura M. VanBuren .........   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates.

James B. Hoover   .........   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS,
                              including  VII  Partners  and  CP  III   Associates,   since
                              November,  1992. General Partner,  Robertson Stephens & Co.,
                              an investment bank, from February, 1984 to November, 1992.

Robert A. Minicucci  ......   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III Associates,  since August,
                              1993.  Senior Vice  President and Chief  Financial  Officer,
                              First  Data  Corporation,  a  provider  of  information  and
                              transaction   processing  for  credit  card  issuers,   from
                              February, 1992 to August, 1993.


                              PRINCIPAL OCCUPATION OR
                              EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS     EMPLOYMENT HISTORY
---------------------------   -----------------------------------------------------------------------------

Anthony J. deNicola  ......   General  partner  or  managing  member  of the sole  general partner of several  investment  funds  affiliated with WCAS, including VII Partners and CP III  Associates,  since April,
                              1994. Associate,  William Blair & Associates,  an investment firm, from September, 1990 to April, 1994.

Paul B. Queally   .........   General  partner of VII Partners  since  February,  1996 and managing member of CP III Associates. General Partner at The
                              Sprout Group,  an investment  partnership,  from  September,
                              1986 to February, 1996.

                                                                        ANNEX A

                RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL

IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, ANY STOCKHOLDER WHO IS CONSIDERING EXERCISING DISSENTERS' RIGHTS SHOULD CONSULT HIS OR HER LEGAL

ADVISOR.

STATUTORY APPRAISAL PROCEDURES. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger (a "Remaining Stockholder") in order to dissent from the Merger and perfect appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN THIS ANNEX B. ANY REMAINING STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE MERGER (OR A SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

Remaining stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a "short-form" merger pursuant to Section 253 of the DGCL but, rather, is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form" merger) or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a "short-form" merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a "long-form" merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a "long-form" merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

In the case of both a "short-form" and a "long-form" merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that in exercising the demand, he or she is acting as agent for the record owner.

A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a "long-form" merger and within 20 days following the mailing of the Notice of Merger in the case of a "short-form" merger.

Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Control Data Systems, Inc., 4201 Lexington Avenue North, Arden Hills, Minnesota 55126. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a "long-form" merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

In the case of a "long-form" merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

Regardless of whether the Merger is effected as a "long-form" merger or a "short-form" merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any Remaining  Stockholder  who has duly demanded  appraisal in compliance  with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the per Share cash consideration pursuant to the Merger, without interest thereon. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the per Share cash consideration pursuant to the Merger, without interest thereon.

Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER (OR ANY SIMILAR BUSINESS COMBINATION) IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO. STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

                            GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251, 252, 254, 257, 258, 263 or 264) of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or
   Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Facsimile copies of the Letters of Transmittal will be accepted. The Letter of Transmittal, Share Certificates for your Shares, and other required documents should be sent or delivered by you, your broker, dealer, commercial bank or trust company to the Depositary at its addresses set forth below.

                                THE DEPOSITARY:
                             THE BANK OF NEW YORK
                               -----------------




                                                                              By Hand or
          By Mail:                   By Facsimile Transmission:           Overnight Courier:
      The Bank of New York         (for Eligible Institutions Only)      The Bank of New York
        Tender & Exchange                  (212) 815-6213                 Tender & Exchange
             Department              For Confirmation Telephone:              Department
          P.O. Box 11248                   (800) 507-9357                 101 Barclay Street
      Church Street Station                                              Receive and Deliver
 New York, New York 10286-1248                                                  Window
                                                                        New York, New York 10286


Stockholders should contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Requests for additional copies of the Offer to Purchase and Letters of Transmittal may also be directed to the Information Agent.

                             THE INFORMATION AGENT:
                       (LOGO FOR GEORGESON COMPANY, INC.)

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                         Call Toll Free: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                               J.P. MORGAN & CO.

                                 60 Wall Street
                                 Mail Stop 25RY
                            New York, New York 10260
                           (888) 576-5626 (toll free)